Exhibit 99.1

      Willis Group Expands Responsibilities of the Office of the Chairman


     NEW YORK--(BUSINESS WIRE)--Nov. 2, 2005--Willis Group Holdings Limited (NYSE: WSH), the global insurance broker, today announces expanded responsibilities of the Office of the Chairman comprised of Joe Plumeri, Chairman and Chief Executive Officer, Richard Bucknall, Vice Chairman and co-Chief Operating Officer and Thomas Colraine, Vice Chairman, co-Chief Operating Officer, and Chief Financial Officer.
     The Company also announces today the appointment of Patrick Regan as Chief Financial Officer, and member of Willis' Partners Group, the firm's global executive committee, effective January 1, 2006. Regan will report to Colraine, who will remain CFO until after the 2005 year-end.
     Bucknall will continue to lead the Global business units. In addition, he will take on responsibility to enhance and increase the global efficiencies of Willis' business processes. Colraine will oversee mergers and acquisitions, investor relations, risk management, global operations, information technology, real estate and human resources. To ensure continuity in our financial operations, he will also maintain oversight of the Company's finance group.
     Regan, a member of the Institute of Chartered Accountants of England and Wales, joins Willis from Royal & Sun Alliance, where he has served as Group Financial Controller for the last two years. He brings to Willis 17 years of finance experience gained in both the United Kingdom and United States. Prior to his tenure with Royal & Sun Alliance, Regan served Axa Insurance as the Finance Director of its UK General Insurance Business. Before joining Axa, he served as Global Controller for the Consumer Finance Division of GE Capital in Stamford, CT.
     These changes are both reflective of Willis' tremendous growth and development over the past five years and in anticipation of the new direction of the business and the entire industry. Many facets of the industry's business model are experiencing pervasive change such as the move toward transparency and enhanced technology for efficiency and productivity. By expanding the role of the Office of the Chairman, the Company is taking strides to maintain its industry-leading position in growth and in driving best-in-class operations across all units.
     "Tom and Richard have made outstanding contributions to our growth and financial and operational well-being over the last several years," said Joe Plumeri, Chairman and Chief Executive Officer of Willis. "I look forward to the broader impact they are both certain to make as they take on increased responsibilities. With the addition of Pat Regan, we are strengthening our management team with a seasoned industry professional who has a great deal to offer our Company."
     Commenting on today's announcement, Tom Colraine said, "Pat Regan is a talented finance executive with an array of professional experiences on both sides of the Atlantic. His knowledge of the insurance industry, coupled with his financial expertise, is sure to add value as we continue to grow and lead the broking sector."

     Willis Group Holdings Limited is a leading global insurance broker, developing and delivering professional insurance, reinsurance, risk management, financial and human resource consulting and actuarial services to corporations, public entities and institutions around the world. With over 300 offices in over 100 countries, its global team of 15,800 Associates serves clients in 180 countries. Willis is publicly traded on the New York Stock Exchange under the symbol WSH. Additional information on Willis may be found on its web site: www.willis.com.


     CONTACT: Investors:
              Kerry K. Calaiaro, +1 212 837-0880
              Email: kerry.calaiaro@willis.com
              or
              Media:
              Dan Prince, +1 212 837-0806
              Email: daniel.prince@willis.com